                                                                   EXHIBIT 23.7
Goldman, Sachs & Co. | 85 Broad Street | New York, New York 10004
Tel: 212-902-1000

                                                                        GOLDMAN
                                                                        SACHS

July 16, 1996

Board of Directors
Teledyne, Inc.
2049 Century Park East
Los Angeles, CA 90067-3101

Re: Registration Statement of Allegheny Teledyne Incorporated relating to
    Common Stock, par value $0.10 per share, issued in exchange for outstanding shares of Allegheny Ludlum Common Stock and Teledyne Common Stock, being registered in connection with the Combination of Allegheny Ludlum Corporation and Teledyne, Inc.

Gentlemen and Madame:

Reference is made to our opinion letter dated April 1, 1996 with respect to the fairness to the holders of the outstanding shares of Common Stock, par value $0.01 per share (the "Shares"), of Teledyne, Inc. (the "Company") of the exchange ratio of 1,925 shares of Common Stock, par value $0.10 per share, of XYZ/Power, Inc. ("Newco"), a corporation formed for the purpose of becoming the parent company of the Company and Allegheny Ludlum Corporation ("Allegheny Ludlum"), to be received for each Share pursuant to the Agreement and Plan of Merger and Combination dated as of April 1, 1996 by and among Newco, Allegheny Ludlum and the Company.

The foregoing opinion letter is for the information and assistance of the Board of Directors of the Company in connection with its consideration of the transaction contemplated therein and is not to be used, circulated, quoted or otherwise referred to for any other purpose, nor is it to be filed with, included in or referred to in whole or in part in any registration statement, proxy statement or any other document, except in accordance with our prior written consent.

In that regard, we hereby consent to the reference to the opinion of our Firm under the captions "Summary - The Combination - Opinions of Financial Advisors", "The Combination - Opinions of Financial Advisors" and "The Combination - Reasons for the Combination; Recommendations of the Board of Directors" and to the inclusion of the foregoing opinion in the above-mentioned Registration Statement. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours,

/s/ Goldman, Sachs & Co.
GOLDMAN, SACHS & CO.